Statement re: Computation of Ratios

                            MARVEL ENTERPRISES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)

                                                                                    Three Months
                                                                                        Ended
                                                                                      March 31,
                                       1994     1995     1996      1997       1998      1999
                                       ----     ----     ----      ----       ----      ----
Fixed Charges:
Interest on Rent Expense                135      174      263       407        353       112
Interest Expense - Gross              1,862      498      123       821      9,543     8,317
                                   ---------------------------------------------------------
    Total Fixed Charges               1,997      672      386     1,228      9,896     8,429
                                   =========================================================

Earnings:
Pretax Income                        30,275   47,574   27,811   (49,650)   (28,224)    1,718
Fixed Charges                         1,997      672      386     1,228      9,896     8,429
                                   ---------------------------------------------------------
    Total Earnings                   32,272   48,246   28,197   (48,422)   (18,328)   10,147
                                   =========================================================

Ratio of Earnings to Fixed Charges    16.16    71.79    73.05        --         --      1.20
                                   =========================================================


For the purposes of the ratio of earnings to fixed charges, earnings were calculated by adding pretax income, interest expense and the portion of rents representative of an interest factor. Fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover fixed charges, the dollar amount of coverage deficiency was $49.7 million and $28.2 million for the twelve months ended December 31, 1997 and 1998, respectively.

835356.2